EXHIBIT 99.1

MGI PHARMA AND SUPERGEN PROVIDE REGULATORY UPDATES

FOR DACOGEN(TM) (DECITABINE) INJECTION FOR MDS

MINNEAPOLIS & DUBLIN, Calif.—(BUSINESS WIRE)—Oct. 26, 2005—MGI PHARMA, INC. (Nasdaq:MOGN) and SuperGen, Inc. (Nasdaq:SUPG) today provided a regulatory updates for Dacogen(TM) (decitabine) injection for the treatment of myelodysplastic syndromes (MDS). The MDS New Drug Application (NDA) is currently under review by the U.S. Food and Drug Administration (FDA), and the Marketing Authorization Application (MAA) is under review by the European Medicines Agency (EMEA).

MGI PHARMA and SuperGen have completed the required collection and analysis of transfusion data in response to the Approvable Letter received for Dacogen injection on September 1, 2005. Following discussions with the FDA, MGI PHARMA and SuperGen will finalize and submit their response to the Approvable Letter. The companies believe this planned submission confirms the clinical benefit of Dacogen injection compared to supportive care with regard to overall response rate, duration of response, and transfusion independence in patients with MDS.

The review process for the MAA for Dacogen injection continues to be underway in Europe. Following a meeting with EMEA staff earlier this morning, the Companies believe that the potential outcomes of the MAA review may include a final CHMP opinion or the need to submit additional data to support the application. MGI PHARMA and SuperGen will provide an update on the status of the MAA by year-end. MGI PHARMA continues to conduct late-stage licensing negotiations with potential partners for rights to Dacogen injection outside of North America, and anticipates that a final decision regarding the European regulatory strategy may be finalized in collaboration with a partner.

About Dacogen(TM) Injection

Dacogen injection is a product candidate that belongs to a class of drugs called hypomethylating agents and is the subject of a broad, ongoing clinical program. MGI PHARMA is currently conducting a pivotal program to evaluate Dacogen injection in patients with acute myeloid leukemia (AML). Additional studies are also underway to evaluate alternative dosing regimens for Dacogen injection. Dacogen injection is not approved for marketing in the U.S. or by any other regulatory agencies in their respective countries.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. SuperGen’s product portfolio includes Orathecin(TM) (rubitecan) capsules, an investigational drug being evaluated for the treatment of pancreatic cancer; Nipent(R) (pentostatin for injection); Mitomycin; and SurfaceSafe(R) cleaner. For more information about SuperGen, please visit http://www.supergen.com

About MGI PHARMA

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, researches, develops, and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leading biopharmaceutical company. MGI PHARMA markets Aloxi(R) (palonosetron hydrochloride) injection and Gliadel(R) (polifeprosan 20 with carmustine implant) wafer in the United States. The Company directly markets its products in the U.S. and collaborates with partners in international markets. For more information about MGI PHARMA, please visit http://www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s or SuperGen’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Companies’ results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s and SuperGen’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s and SuperGen’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Companies’ filings with the Securities and Exchange Commission including their most recently filed Forms 10-Q or 10-K. MGI PHARMA and SuperGen undertake no duty to update any of these forward-looking statements to conform them to actual results.

CONTACT: MGI PHARMA, INC.

Jennifer M. Davis, 212-332-4381

E-mail: IR@mgipharma.com

or

Noonan Russo for MGI PHARMA, INC.

Robert Stanislaro, 212-845-4268

E-mail: robert.stanislaro@eurorscg.com

or

SuperGen, Inc.

Timothy L. Enns, 925-560-0100 x111

E-mail: tenns@SuperGen.com

or

Noonan Russo for SuperGen, Inc.

Sharon Weinstein, 212-845-4271

E-mail: sharon.weinstein@eurorscg.com

SOURCE: MGI PHARMA, INC.

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